VASCO Revises Terms of Outstanding Convertible Loan

   Fixed conversion rate at premium to current market replaces floating rate

OAKBROOK TERRACE, Illinois and BRUSSELS, Belgium - August 9, 2001 - VASCO (Nasdaq NM & Nasdaq Europe: VDSI; www.vasco.com), a global provider of enterprise-wide security products that support e-business and e-commerce, today announced that it has signed an agreement with Artesia Bank, Brussels, Belgium, to revise the terms of its outstanding $3.4 million convertible loan with Artesia. Under its revised terms, the loan will now be convertible into shares of VASCO Common Stock at the fixed conversion rate of $7.50 per share rather than a floating rate based on the market price of the VASCO Common Stock. The maturity date of the convertible loan is September 30, 2003, with an interest rate of 6%, well below the current US prime rate.


Dennis Wilson, Executive Vice President and Chief Financial Officer, stated:
"The VASCO management team is very pleased to have reached an agreement with Artesia to set a fixed conversion rate for the loan in place of the floating rate, at over 300% of our current stock price. We think this clearly demonstrates confidence by the bank in the future of our Company."

On August 8, 2001, the closing price of VASCO Common Stock on the Nasdaq National Market System was $2.30.

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About VASCO

VASCO secures the enterprise from the mainframe to the Internet with infrastructure solutions that enable secure e-business and e-commerce, protect sensitive information, and safeguard the identity of users. The Company's Digipass(R) and VACMAN(R) product families offer end-to-end security through strong authentication and digital signature, true and secure Single Sign-On, access control, and web portal security, while sharply reducing the time and effort required to deploy and manage security. VASCO's customers include hundreds of financial institutions, blue-chip corporations, and government agencies in more than 50 countries. More information is available at www.vasco.com.


Forward Looking Statements

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as "believes," "anticipates," "plans," "expects," and similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements.


Reference is made to the Company's public filings with the US Securities and Exchange Commission for further information regarding the Company and its operations.


For more information contact:

Media:
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Mike Lange, +1 630 932 8844, mbl@vasco.com
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Investor Relations:
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Annemieke Blondeel, USA +1 630 932 8844, Europe +44 20 8308 7080, abl@vasco.com
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